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                                                      Filed Pursuant to
                                                      Rule 424(b)(3)
                                                      Registration No. 333-41435

Prospectus Supplement
(To Prospectus dated December 10, 1997)

                           Tele-Communications, Inc.
                        Series A TCI Group Common Stock

                              _________________

     Toronto Dominion (New York), Inc. ("TD") will use this prospectus supplement and the prospectus to which it relates in connection with the sale of up to 4,095,780 shares of Tele-Communications, Inc. Series A TCI Group Common Stock, $1.00 per value ("TCOMA").

     From February 26 to March 2, 1999 TD sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated 4,095,780 shares of TCOMA at prevailing market prices ranging from $61.875 to $63.0152 per share. In connection with such sales TD received commissions of $.04 per share from the Company for each share of TCOMA sold. These commissions may be deemed to be underwriting commissions under the Securities Act of 1933. Immediately following the sales described above, TD owned no shares of TCOMA acquired pursuant to the Swap Facility or the Master Agreement described under "Shares Being Offered and Selling Stockholder(s)" in the prospectus to which this prospectus supplement relates. TD currently owns 1,084,056 shares of TCOMA (which represents less than 1% of the outstanding shares of TCOMA).

     TD has sold all shares of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, $1.00 par value ("TCIVA"), acquired pursuant to the Swap Facility or the Master Agreement described under "Shares Being Offered and Selling Stockholder(s)" in the prospectus to which this prospectus supplement relates. TD currently owns 4,425,962 shares of TCIVA (which represents approximately 1.1% of the outstanding shares of TCIVA).

     Within the past three years, TD and/or affiliates thereof have:

     (1) established existing credit facilities for the Company and its affiliates having an aggregate principal amount of approximately $672.8 million;

     (2) entered into various swap transactions with the Company and its subsidiaries having an aggregate notional amount of approximately $689.4 million, which notional amount as of March 2, 1999 was approximately $361.3 million; and

     (3) established credit facilities for the Company's affiliates having an aggregate principal amount of approximately $192 million, which facilities have since terminated.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                              _________________

            The date of this Prospectus Supplement is March 3, 1999